Exhibit 99.1

Five Point Holdings, LLC Announces Changes to its Board of Directors

October 16, 2024

IRVINE, Calif.—(BUSINESS WIRE)— Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in coastal California, announced today that Sam Levinson, Chief Investment Officer at Glick Family Investments (“Glick”), a private family office, has been appointed to the Company’s Board of Directors (“Board”) effective immediately.

The appointment follows the recent sale disclosed by Castlelake, L.P. and its affiliated funds (“Castlelake”) to GFFP Holdings, LLC, an entity controlled by Glick, of all equity interests owned by Castlelake in the Company.

Five Point also announced today that Evan Carruthers, Castlelake’s Managing Partner, Chief Executive Officer and Chief Investment Officer, will be stepping down as a member of the Company’s Board concurrently with the closing of the transaction.

Stuart Miller, Executive Chairman of the Board, said, “Evan’s insight and guidance have been valuable in building a foundation and shaping the direction of the Company. His contributions to the Board and the partnership of Castlelake as a long-time investor in Five Point led us through several key milestones and has helped position the Company for continued growth. I’m grateful for everything we’ve accomplished together with Evan and wish him all the best.”

Sam Levinson, Chief Investment Officer of Glick, said “We believe in the Company’s potential, the value of its land holdings in prime California markets, and its management team, and we are excited about the opportunities for growth. I look forward to joining the Board and to helping Five Point as it continues to evolve.”

Dan Hedigan, Chief Executive Officer of Five Point, said, “We are very pleased to have Sam join the Five Point Board. He brings a history of success and extensive experience in real estate investments. I look forward to his insights as we move forward to create value for our shareholders.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include up to approximately 40,000 residential homes and up to approximately 23 million square feet of commercial space.

Five Point Holdings, LLC

Investor Relations:

Kim Tobler, 949-425-5211

kim.tobler@fivepoint.com

Media:

Eric Morgan, 949-349-1088

eric.morgan@fivepoint.com